Exhibit 4.1
DESCRIPTION OF COMMON STOCK
OF CREDIT ACCEPTANCE CORPORATION
The following description of certain matters with respect to the Common Stock, $.01 par value (“Common Stock”), of Credit Acceptance Corporation (referred to as the “Company,” “Credit Acceptance,” “we,” “our” or “us”) is a summary and does not purport to be a complete legal description of the Common Stock. The following description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended (our “Articles of Incorporation”), and our amended and restated bylaws, as amended (our “Bylaws”), a copy of each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We encourage you to read our Articles of Incorporation and Bylaws and relevant provisions of the Michigan business corporation act (the “MBCA”) for additional information.
Authorized Capital Stock
Under our Articles of Incorporation, our authorized capital stock consists of 80,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.01 par value (“Preferred Stock”).
Common Stock
Fully Paid and Nonassessable. All of the outstanding shares of Common Stock are fully paid and nonassessable.
Voting Rights. Each holder of Common Stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. When an action other than the election of directors is to be taken by a vote of our shareholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required by the laws of the State of Michigan. In the case of any election of directors, directors are elected by a plurality of the votes cast. Holders of Common Stock have no cumulative voting rights.
Dividends. Holders of Common Stock are entitled to receive dividends or other distributions declared by the board of directors. The ability of the board of directors to declare dividends on the Common Stock is subject to the rights of any holders of Preferred Stock and the availability under the MBCA of sufficient funds to pay dividends. We have not issued any shares of Preferred Stock. The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.
Liquidation Rights. If our company is dissolved, the holders of Common Stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any Preferred Stock, to the extent that any Preferred Stock is authorized and issued.
Preemptive and Other Rights. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.
Preferred Stock
Our Articles of Incorporation authorize our board of directors to establish one or more series of Preferred Stock, each series to bear a distinctive designation. Unless required by law or by any applicable stock exchange rule, the authorized shares of Preferred Stock will be available for issuance without further action by our shareholders. Our board of directors is authorized to determine the relative rights, powers, preferences, limitations and restrictions of each series of Preferred Stock, which shall be stated in the resolutions of the board of directors providing for the issuance of the series of Preferred Stock.
Provisions That May Discourage Takeovers
The MBCA, our Articles of Incorporation and our Bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control of the Company. These provisions could protect the continuity of our directors and management and possibly deprive our shareholders of an opportunity to sell their shares of Common Stock at prices higher than the prevailing market prices.
Availability of Authorized but Unissued Shares. Under the terms of our Articles of Incorporation, our board of directors may issue shares of authorized Common Stock without shareholder approval. However, the listing requirements of the Nasdaq Stock Market, which would apply so long as the Common Stock is listed on the Nasdaq Stock Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Common Stock. If our board of directors causes us to issue shares to persons supportive of current management, such issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which our board of directors could adopt without a shareholder vote.
Issuance of Preferred Stock. Our board of directors could cause us to issue shares of Preferred Stock having voting rights that adversely affect the voting power of holders of Common Stock, which could have the effect of delaying, deferring or impeding a change in control of the Company.
No Cumulative Voting. Under the MBCA, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. Our Articles of Incorporation do not provide for cumulative voting.
Limitation on Calling Special Meetings of Shareholders. The MBCA allows the board of directors or officers, directors or shareholders authorized in our Bylaws to call special meetings of shareholders. Our Bylaws provide that a special meeting may be called by our board of directors, the Chairman of the Board (if the office is filled) or the President and shall be called by the President or the Secretary at the written request of shareholders holding a majority of the shares of stock of the Company outstanding and entitled to vote. Business to be transacted at a special meeting is limited by our Bylaws to the purpose or purposes stated in the notice of the meeting.
Action Without Meeting of Shareholders. Any action required or permitted by the MBCA to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote only if all the shareholders entitled to vote consent in writing.
Business Combinations. We are currently not subject to the requirements of Chapter 7A of the MBCA (“Chapter 7A”), which regulates business combinations involving Michigan corporations, but our board of directors may at any time elect by resolution for the Company to be subject to such requirements. Chapter 7A provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and an interested shareholder or affiliate of an interested shareholder generally requires approval by an affirmative vote of not less than 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation and not less than two-thirds of the votes of each class of stock entitled to be cast by the shareholders of the corporation other than voting shares beneficially owned by the interested shareholder or an affiliate or associate of the interested shareholder. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the interested shareholder becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the interested shareholder has been such for at least five years. For purposes of Chapter 7A, “interested shareholder” is defined generally to include, subject to certain exceptions, any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation. Chapter 7A business combinations include, among other transactions, certain mergers, certain share exchanges, certain significant asset transfers, certain disproportionate issuances of shares to an interested shareholder or affiliate of an interested shareholder, certain reclassifications and recapitalizations that disproportionately increase the ownership by an interested shareholder or affiliate of an interested shareholder of any class of equity securities of the corporation, and the adoption of a plan of liquidation or dissolution in which an interested shareholder or affiliate of an interested shareholder would receive anything other than cash.
Bylaw Amendments
Our Bylaws may be amended, altered or repealed, in whole or in part, by the shareholders or by our board of directors.